Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2011 Earnings; Updates Guidance for FY 2011

SAN DIEGO--(BUSINESS WIRE)--May 18, 2011--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $6.8 million, or $0.13 per diluted share, for the second quarter ended April 17, 2011, compared with net earnings of $17.7 million, or $0.32 per diluted share, for the second quarter of fiscal 2010.

Gains from refranchising contributed approximately $0.01 per diluted share for the quarter as compared with approximately $0.04 per diluted share in the prior year quarter. Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were $0.12 per diluted share compared with $0.28 per diluted share in the prior year quarter.

Increase (decrease) in same-store sales:

	12 Weeks Ended April 17, 2011	12 Weeks Ended April 11, 2010	28 Weeks Ended April 17, 2011	28 Weeks Ended April 11, 2010
Jack in the Box®:
Company	0.8%	(8.6%)	1.2%	(10.1%)
Franchise	(0.3%)	(7.3%)	0.4%	(9.4%)
System	0.1%	(8.1%)	0.7%	(9.9%)
Qdoba® System	6.0%	3.1%	6.2%	0.4%

Linda A. Lang, chairman, chief executive officer and president, said, “Jack in the Box company same-store sales increased 0.8 percent in the second quarter, ahead of our expectations, as sales and traffic rebounded after severe weather impacted many of our major markets in the first four weeks of the quarter. On a two-year basis, we’re continuing to see sequential improvement in same-store sales with three consecutive quarters of improving trends. We believe the investments we have made in the business to enhance the entire guest experience, along with employment growth, will drive improved sales results at the Jack in the Box brand.

“Qdoba’s same-store sales momentum continued in the second quarter with an increase of 6.0 percent system-wide, driven largely by transaction growth as well as higher catering sales,” Lang said.

Consolidated restaurant operating margin was 12.3 percent of sales in the second quarter of 2011, compared with 15.2 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 190 basis points higher than prior year. Overall commodity costs were approximately 5.0 percent higher in the quarter, driven by higher costs for beef, produce, cheese, pork, dairy and shortening. These increases were partially offset by lower costs for bakery and poultry and the benefit of higher prices.

Payroll and employee benefits costs were 30.5 percent of restaurant sales versus 30.2 percent in the year-ago quarter, reflecting higher levels of staffing designed to improve the guest experience. In addition, higher unemployment taxes resulting from rate increases in several states negatively impacted payroll and employee benefit costs.

Occupancy and other costs increased 70 basis points in the second quarter due to additional costs relating to guest service initiatives and higher rent expense as a percentage of sales resulting from a greater proportion of company-operated Qdoba restaurants versus the prior year. These costs were partially offset by lower utilities expense.

SG&A expense for the second quarter decreased by $2.1 million and was 10.4 percent of revenues compared with 10.3 percent last year. The decrease in SG&A was attributable primarily to the following:

  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $0.7 million.
  Advertising costs were $4.2 million lower, as the impact of refranchising of Jack in the Box restaurants was partially offset by higher advertising expense due to more Qdoba company restaurants.
  Pension expense decreased by approximately $1.2 million due primarily to the company’s previously announced decision to sunset its pension plan, whereby participants will no longer accrue benefits after December 31, 2015.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.3 million in the second quarter as compared to a positive impact of $0.7 million in last year’s second quarter, resulting in a year-over-year decrease in SG&A of $0.6 million.

These decreases were partially offset by the following:

  Incentive compensation accruals were $1.7 million higher in the quarter.
  Qdoba G&A increased by $1.6 million due primarily to higher pre-opening costs, overhead to support the recently acquired Boston and Indianapolis markets, and new unit growth.

Gains on the sale of 26 company-operated Jack in the Box restaurants to franchisees totaled $0.9 million in the second quarter, or approximately $0.01 per diluted share, compared with $3.0 million, or approximately $0.04 cents per diluted share, in the year-ago quarter from the sale of 30 restaurants. For the second quarter of 2011, average gains were $34,000 per restaurant, and total proceeds related to refranchising were $5.5 million, or an average of $212,000 per restaurant. The restaurants sold in the second quarter included 22 restaurants in one market that had lower-than-average sales volumes and cash flows; however, the company expects the sale of these restaurants to be accretive to future operating earnings. The company did not provide any additional financing during the quarter related to refranchising. As of the end of the second quarter, notes receivable from franchisees related to refranchising activities totaled $10.9 million.

The tax rate for the second quarter was 32.8 percent compared with 35.2 percent in the prior year. The tax rate for the second quarter was lower than prior year and the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

The company repurchased approximately 1,125,000 shares of its common stock in the second quarter of 2011 at an average price of $22.23 per share. Through the first two quarters of fiscal 2011, the company repurchased approximately 3,476,000 shares of its common stock at an average price of $21.58 per share. In November 2010, the company’s board of directors authorized a $100 million stock-buyback program that expires in November 2011, of which $25 million remained available as of the end of the second quarter. In May 2011, the company’s board of directors authorized an additional $100 million stock-buyback program that expires in November 2012.

Restaurant openings

Eight new Jack in the Box restaurants opened in the second quarter, including 6 franchised locations, compared with 11 new restaurants opened system-wide during the same quarter last year, of which 4 were franchised. In the second quarter, 10 Qdoba restaurants opened, including 5 franchised locations, versus 4 new restaurants in the year-ago quarter, of which 3 were franchised. At April 17, 2011, the company’s system total comprised 2,220 Jack in the Box restaurants, including 1,372 franchised locations, and 549 Qdoba restaurants, including 328 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 10, 2011, and the fiscal year ending Oct. 2, 2011. Fiscal 2011 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters. Fiscal 2010 was a 53-week year, with the additional week occurring in the fourth quarter.

Third quarter fiscal year 2011 guidance

  Same-store sales are expected to increase approximately 2 to 4 percent at Jack in the Box company restaurants versus a 9.4 percent decrease in the year-ago quarter.
  Same-store sales are expected to increase approximately 4 to 6 percent at Qdoba system restaurants versus a 4.6 percent increase in the year-ago quarter.
  Same-store sales guidance reflects trends experienced during the first four weeks of the third quarter.
  Commodity costs for the quarter are currently expected to increase by 6 to 7 percent, driven by higher costs for most commodities other than poultry and potatoes.
  Refranchising gains are expected to be lower than the third quarter of 2010.

Fiscal year 2011 guidance

  Same-store sales are expected to increase approximately 1 to 3 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 4 to 6 percent at Qdoba system restaurants.
  Overall commodity costs are now expected to increase by 4.5 to 5.5 percent for the full year.
  Restaurant operating margin for the full year is expected to range from 12.5 to 13.5 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants, including approximately 18 company locations.
  60 to 70 new Qdoba restaurants, including approximately 25 company locations.
  $55 to $65 million in gains on the sale of 175 to 225 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $125 to $135 million.
  SG&A expense in the mid-10 percent range, excluding impairment and other charges of 70 to 80 basis points.
  Tax rate of approximately 35 percent.
  Diluted earnings per share of $1.40 to $1.65, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales volatility and commodity inflation. Gains from refranchising are expected to contribute from $0.70 to $0.83 to diluted earnings per share, as compared to $0.65 in fiscal 2010. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $0.70 to $0.82 per diluted share. Diluted earnings per share includes approximately $0.10 to $0.12 of incremental re-image incentive payments to franchisees in fiscal 2011 as compared to fiscal 2010.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 19, 2011, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:00 a.m. PT on May 19.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment, trends in consumer spending patterns, and timing of sales of Jack in the Box restaurants to franchisees. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	April 17,	April 11,	April 17,	April 11,
	2011	2010	2011	2010

Revenues:
Company restaurant sales	$321,242	$388,301	$758,152	$900,395
Distribution sales	121,362	90,762	268,049	195,380
Franchise revenues	62,531	50,643	143,652	115,249
	505,135	529,706	1,169,853	1,211,024
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	107,275	122,316	249,130	284,643
Payroll and employee benefits	97,998	117,133	232,514	273,485
Occupancy and other	76,393	89,888	181,802	210,041
Total company restaurant costs	281,666	329,337	663,446	768,169
Distribution costs	121,837	90,910	269,178	196,279
Franchise costs	31,328	23,102	69,680	52,512
Selling, general and administrative expenses	52,619	54,742	119,504	125,419
Impairment and other charges, net	4,494	3,452	8,090	6,131
Gains on the sale of company-operated restaurants	(878)	(2,987)	(28,750)	(12,367)
	491,066	498,556	1,101,148	1,136,143

Earnings from operations	14,069	31,150	68,705	74,881

Interest expense, net	3,945	3,873	8,556	9,308

Earnings before income taxes	10,124	27,277	60,149	65,573

Income taxes	3,322	9,597	20,946	23,645

Net earnings	$6,802	$17,680	$39,203	$41,928

Net earnings per share:
Basic	$0.14	$0.32	$0.76	$0.75
Diluted	$0.13	$0.32	$0.75	$0.74

Weighted-average shares outstanding:
Basic	50,183	54,972	51,265	55,711
Diluted	50,984	55,797	52,069	56,499

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	April 17,	October 3,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$14,712	$10,607
Accounts and other receivables, net	60,061	81,150
Inventories	36,830	37,391
Prepaid expenses	30,223	36,100
Deferred income taxes	46,328	46,185
Assets held for sale	51,349	59,897
Other current assets	3,882	3,592
Total current assets	243,385	274,922

Property and equipment, at cost	1,551,432	1,562,729
Less accumulated depreciation and amortization	(685,614)	(684,690)
Property and equipment, net	865,818	878,039
Other assets, net	293,992	254,131
	$1,403,195	$1,407,092

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$18,695	$13,781
Accounts payable	68,900	101,216
Accrued liabilities	173,471	168,186
Total current liabilities	261,066	283,183

Long-term debt, net of current maturities	388,672	352,630

Other long-term liabilities	255,377	250,440

Deferred income taxes	41	376

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 74,812,157 and 74,461,632 issued, respectively	748	745
Capital in excess of par value	196,668	187,544
Retained earnings	1,021,623	982,420
Accumulated other comprehensive loss, net	(74,541)	(78,787)
Treasury stock, at cost, 25,116,010 and 21,640,400 shares, respectively	(646,459)	(571,459)
Total stockholders’ equity	498,039	520,463
	$1,403,195	$1,407,092

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	April 17,	April 11,
	2011	2010

Cash flows from operating activities:
Net earnings	$39,203	$41,928
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51,817	54,152
Deferred finance cost amortization	1,350	724
Deferred income taxes	(4,965)	(3,267)
Share-based compensation expense	4,972	5,500
Pension and postretirement expense	12,840	15,661
Gains on cash surrender value of company-owned life insurance	(7,841)	(6,026)
Gains on the sale of company-operated restaurants	(28,750)	(12,367)
Losses on the disposition of property and equipment, net	5,424	2,360
Impairment charges	1,167	1,503
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(2,359)	(11,811)
Inventories	561	(93)
Prepaid expenses and other current assets	6,848	(19,833)
Accounts payable	(2,851)	(3,309)
Pension and postretirement contributions	(2,472)	(11,824)
Other	6,900	(26,652)
Cash flows provided by operating activities from continuing operations	81,844	26,646
Cash flows used in operating activities from discontinued operations	-	(2,172)
Cash flows provided by operating activities	81,844	24,474

Cash flows from investing activities:
Purchases of property and equipment	(74,129)	(42,632)
Proceeds from the sale of company-operated restaurants	49,588	19,093
Proceeds from assets held for sale and leaseback, net	6,669	8,889
Collections on notes receivable	19,062	7,675
Acquisition of franchise-operated restaurants	(21,477)	-
Other	(6,618)	1,031
Cash flows used in investing activities	(26,905)	(5,944)

Cash flows from financing activities:
Borrowings on revolving credit facility	396,000	313,000
Repayments of borrowings on revolving credit facility	(349,000)	(293,000)
Principal repayments on debt	(5,731)	(46,031)
Debt issuance costs	(989)	-
Proceeds from issuance of common stock	3,376	2,445
Repurchases of common stock	(75,000)	(50,000)
Excess tax benefits from share-based compensation arrangements	640	690
Change in book overdraft	(20,130)	13,825
Cash flows used in financing activities	(50,834)	(59,071)

Net increase (decrease) in cash and cash equivalents	4,105	(40,541)
Cash and cash equivalents at beginning of period	10,607	53,002
Cash and cash equivalents at end of period	$14,712	$12,461

JACK IN THE BOX INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding:

	Quarter		Year-to-Date
	April 17,	April 11,	April 17,	April 11,
	2011	2010	2011	2010
Statement of Earnings Data:
Revenues:
Company restaurant sales	63.6%	73.3%	64.8%	74.4%
Distribution sales	24.0%	17.1%	22.9%	16.1%
Franchise revenues	12.4%	9.6%	12.3%	9.5%
	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	33.4%	31.5%	32.9%	31.6%
Payroll and employee benefits (1)	30.5%	30.2%	30.7%	30.4%
Occupancy and other (1)	23.8%	23.1%	24.0%	23.3%
Total company restaurant costs (1)	87.7%	84.8%	87.5%	85.3%
Distribution costs (1)	100.4%	100.2%	100.4%	100.5%
Franchise costs (1)	50.1%	45.6%	48.5%	45.6%
Selling, general and administrative expenses	10.4%	10.3%	10.2%	10.4%
Impairment and other charges, net	0.9%	0.7%	0.7%	0.5%
Gains on the sale of company-operated restaurants	(0.2%)	(0.6%)	(2.5%)	(1.0%)
Earnings from operations	2.8%	5.9%	5.9%	6.2%

Income tax rate (2)	32.8%	35.2%	34.8%	36.1%
_____________________________________________
(1)	As a percentage of the related sales and/or revenues
(2)	As a percentage of earnings before income taxes

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company-operated and franchise restaurants:

	April 17, 2011			April 11, 2010
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of period	956	1,250	2,206	1,190	1,022	2,212
New	7	9	16	16	12	28
Refranchised	(114)	114	-	(53)	53	-
Acquired from franchisees	-	-	-	1	(1)	-
Closed	(1)	(1)	(2)	(1)	(6)	(7)
End of period	848	1,372	2,220	1,153	1,080	2,233
% of system	38%	62%	100%	52%	48%	100%
Qdoba:
Beginning of period	188	337	525	157	353	510
New	11	19	30	3	7	10
Acquired from franchisees	22	(22)	-	-	-	-
Closed	-	(6)	(6)	-	(15)	(15)
End of period	221	328	549	160	345	505
% of system	40%	60%	100%	32%	68%	100%

Consolidated:
Total system	1,069	1,700	2,769	1,313	1,425	2,738
% of system	39%	61%	100%	48%	52%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
Media Contact:
Brian Luscomb, 858-571-2291